Exhibit 99.1
FOR IMMEDIATE RELEASE: March 27, 2006
PR06-11
CANYON RESOURCES REPORTS 2005 FINANCIAL RESULTS
Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced a net loss of $15.6 million, or $0.46 per share, on revenues of $4.1 million in 2005. This compares to a net loss of $17.4 million, or $0.62 per share, on revenues of $11.8 million in 2004. The 2005 results include special charges of $9.2 million to write down the book value of McDonald to nil as a result of a June 8, 2005 decision by the Montana Supreme Court canceling the State Mineral Leases and $1.4 million relating to revisions to the Company’s estimated asset retirement obligations at the Kendall, Seven-Up Pete and Briggs properties. Cash and cash equivalents at December 31, 2005 were $5.6 million.
Gold production from the Briggs Mine in California was 9,289 ounces, and sales were 9,263 ounces of gold at an average realized price of $447 per equivalent gold ounce. During 2004, gold production was 29,662 ounces, and sales were 29,515 ounces of gold at an average realized price of $400 per equivalent gold ounce. During 2005, the Briggs Mine generated operating cash flow of $0.5 million, after expenditures of $1.7 million on current reclamation. The London PM Fix daily gold price averaged $445 per ounce in 2005 and $410 per ounce in 2004.
The Briggs Mine placed the last fresh ore on the pads in April 2004. Leaching of the 23.5 million tons of ore on the pad continued throughout 2004 and 2005 and is expected to continue until mid-2006. With the 2005 production, the Briggs Mine has produced 552,600 ounces of gold and 154,134 ounces of silver since it was opened in 1997. We are currently performing infill drilling between the Goldtooth and Briggs Main pits and have begun initial redevelopment activities at the Briggs Mine. It is expected that this data will result in a recalculation of ore reserves. Cost estimates for restart of the operation will be prepared and we expect to finalize a new plan of operations for the Briggs Mine and processing facilities, utilizing mineralized material at Briggs, and potentially the satellite Cecil R deposit and the nearby Reward deposit.
On December 2, 2005, we raised net proceeds of $2,373,009 through the sale of units, at $0.76 per unit, consisting of 3,300,004 shares of unregistered common stock, 1,650,003 Series A warrants with an exercise price of $1.30 per share, and 825,004 Series B warrants with an exercise price of $1.08 per share. Additionally, H.C. Wainwright & Co., Inc. acted as placement agent and received 115,500 Series A warrants, 57,750 Series B and 231,000 Series C warrants as part of its fee. The Series C warrants have an exercise price of $0.76 per share. The shares and shares underlying the warrants were unregistered. In late December 2005, we filed a Registration Statement to register the shares issued and the shares underlying the warrants.
On March 15, 2005, we raised $3,148,417 through the sale of units, at $0.721 per unit, consisting of 4,366,735 shares of registered common stock and 2,651,466 warrants. The shares were registered through a shelf registration statement declared effective by the Securities and Exchange Commission on February 27, 2004. The warrants are exercisable at a price of $1.03 per share of common stock from September 22, 2005 until March 14, 2008.
On March 1, 2005, $2,424,000 in convertible subordinated debentures issued by Canyon became due and payable. Debenture holders of $1,599,000 were paid the principal amounts of their notes in either cash or shares and warrants, and debenture holders of $825,000 agreed to extend the term of their debentures to March 1, 2011.
Recent development activities included the acquisition and pre-feasibility study of the Reward property in western Nevada and the acquisition and subsequent joint venture of uranium properties in Wyoming. Exploration activities during 2005 included infill drilling around the Briggs Mine and the optioning, evaluation and subsequent release of the Hycroft property in Nevada.
Canyon Resources will be holding a conference call for all interested parties at 11:00 a.m., EST, Tuesday, March 28, 2006. Live audio of the call will be accessible to the public by calling US/Canada dial-in number: 877-576-0177; international dial-in number: 706-679-4128. Conference ID number: 6896315. Callers should dial in approximately 10 minutes before the call begins. The conference call will also be Web cast and is available for thirty days at http://audioevent.mshow.com/294111/ or via the Company’s website at www.canyonresources.com A conference call replay will be available two hours following the call, through midnight 03/31/2006 and can be accessed by calling: 800-642-1687 or 706-645-9291.Conference ID 6896315.
Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to speculative nature of mineral exploration, precious metal prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events and other risk factors as described from time to time in the Company’s filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to control or predict.
FOR FURTHER INFORMATION, SEE www.canyonresources.com or contact:
James Hesketh, President, 303/278-8464;        Valerie Kimball, Investor Relations 303/278-8464

Canyon Resources Corporation & Subsidiaries
Summarized Financial and Production Information

	Year ended December 31,
	2005	2004
STATEMENT OF OPERATIONS
Revenue	$4,140,300	$11,813,900

Cost of sales	3,214,400	10,651,400
Depreciation, depletion & amortization	1,849,300	5,771,600
Selling, general & administrative	2,269,400	6,871,600
Exploration and development costs	1,619,900	507,700
Accretion expense	133,900	173,100
Impairment of long-lived assets	9,242,100	—
Asset retirement obligation	1,383,300	5,386,600
Debenture Conversion Expense	448,200	—
(Gain) on asset disposals	(7,000)	(294,200)
Other (income) expense, net	(365,400)	132,500

Net loss	($15,647,800)	($17,386,400)

Net loss per share	($0.46)	($0.62)

Weighted average shares outstanding	33,881,200	28,023,700

CASH FLOW
Cash & cash equivalents, beginning of period	$4,638,300	$4,139,800
Net cash used in operating activities	(3,189,500)	(8,324,800)
Net cash provided by (used in) investing activit ies	(333,300)	44,900
Net cash provided by financing activities	4,533,700	8,778,400

Cash & cash equivalents, end of period	$5,649,200	$4,638,300

BALANCE SHEET	Dec. 31, 2005	Dec. 31, 2004

Assets
Current assets	$6,183,700	$7,741,900
Noncurrent assets	8,463,000	17,873,100

Total assets	$14,646,700	$25,615,000

Liabilities & Stockholders’ Equity
Current liabilities	$1,988,200	$5,279,800
Notes payable — long term	825,000	—
Other noncurrent liabilities	4,944,500	4,231,200
Stockholders’ equity	6,889,000	16,104,000

Total liabilities & stockholders’ equity	$14,646,700	$25,615,000

PRODUCTION & SALES DATA
Gold production (oz)	9,289	29,662
Gold sales (oz)	9,263	29,515
Per ounce amounts:
- Average realized price	$447	$400
- Average market price (London PM Fix)	$445	$410